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                                                                     Exhibit 4.1
                   DAVITA INC. 2002 EQUITY COMPENSATION PLAN

   1. Purpose. The purpose of the DaVita Inc. 2002 Equity Compensation Plan ("Plan") is to promote the interests of DaVita Inc. ("Company") and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward Employees, directors, and independent contractors and, accordingly, to strengthen the mutuality of interests between those persons and the Company's stockholders by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success. Awards under the Plan will be made solely in the form of the issuance of Options; the Plan does not authorize the issuance of restricted stock.

   2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

       (a)"Board" or "Board of Directors" means the Board of Directors of DaVita Inc.

       (b)"Code" means the Internal Revenue Code of 1986. Reference to any specific section of the Code shall also be deemed to be a reference to any successor provision.

       (c)"Committee" means the administrative committee of this Plan that is provided for in Section 3 of this Plan.

       (d)"Common Stock" means the common stock of the Company or any security issued in substitution, exchange, or in lieu thereof.

       (e)"Company" means DaVita Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include its Parent and Subsidiaries, if any.

       (f)"Disabled" means permanent and total disability, as defined in Code
          Section 22(e)(3).

       (g)"Effective Date" of this Plan shall be the date of the 2002 annual meeting of the stockholders of DaVita Inc.

       (h)"Employee" means a worker whose earnings the Company reports on a Form W-2.

       (i)"Exchange Act" means the Securities Exchange Act of 1934.

       (j)"Fair Market Value" of Common Stock for any day shall be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

             (i) If the national securities exchange is closed on such date, the "Fair Market Value" shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

            (ii) In the case of an Incentive Stock Option, "Fair Market Value"
                 shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

       (k)"Incentive Stock Option" means an option to purchase Common Stock that is intended to be an incentive stock option under Code Section 422.

       (l)"Insider" means a person who is subject to Section 16 of the Exchange Act.

       (m)"Non-Qualified Stock Option" means any option to purchase Common Stock that is not an Incentive Stock Option.

       (n)"Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

       (o)"Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company)

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             owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

       (p)"Participant" means a person who has received an Option.

       (q)"Plan" means this DaVita Inc. 2002 Equity Compensation Plan.

       (r)"Predecessor Plans" shall mean the DaVita Inc. 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan.

       (s)"Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission.

       (t)"Section 162(m)" means Code Section 162(m), which imposes a million dollar ($1,000,000) compensation deduction limitation on amounts paid to certain senior executives.

       (u)"Severance" means, with respect to a Participant, the termination of the Participant's provision of services to the Company as an Employee, director, or independent contractor, whether by reason of death, disability, or any other reason.

             (i) For purposes of determining the exercisability of an Incentive
                 Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant's rights to reemployment are guaranteed by statute or contract.

            (ii) If a Participant switches from Employee to independent contractor status, that event is not treated as a Severance for purposes of exercising a Non-Qualified Stock Option. However, such a switch will result in an Option losing its status as an Incentive Stock Option after ninety (90) days has elapsed since the switch. Thereafter, the Option (if it is exercisable at all) will be treated as a Non-Qualified Stock Option.

           (iii) A Participant will not be considered to have incurred a Severance because of a transfer between the Company, Subsidiary, or Parent.

       (v)"Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

       (w)"Substitute Option" means an option granted to an optionee who had performed services for an entity that was acquired by another company in substitution of a stock option previously granted to that individual or entity by the acquired entity.

       (x)"Ten Percent Stockholder" means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of DaVita Inc. or of any of its Parents or Subsidiaries.

   3. Administration.

       (a)Except as provided below, this Plan shall be administered by the Compensation Committee of the Board.

       (b)If a grant to an Insider is intended be an exempt purchase under
          Section 16, the Committee must be composed exclusively of "Non-Employee Directors," as that term is defined in Rule 16b-3. Similarly, if the income recognized with respect to an Option is intended to be exempt from Code Section 162(m), the Committee must be composed exclusively of "Outside Directors," as that term is defined in Code Section 162(m).

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       (c)The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan, including those relating to sub-plans established for the purpose of qualifying for preferred tax or other treatment under foreign laws. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. No member of the Committee shall incur any liability for any actions taken or inactions done in good faith.

       (d)Subject to the limitations of Sections 9 and 14 of this Plan, the Committee is expressly authorized to make such modifications to this Plan and to Options granted under this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants or of the Plan.

       (e)The Board of Directors may, by a resolution adopted by the Board, delegate to one or more officers of the Company the power to issue Options, provided:

             (i) The enabling resolution specifies the total number of shares that may be subject to such Options;

            (ii) The officer may not issue Options to himself or herself;

           (iii) The Board of Directors fixes the exercise price; and

            (iv) The Board of Directors retains the authority to grant options to persons who are not Employees (i.e., independent contractors).

   4. Duration of Plan.

       (a)This Plan shall be effective as of the Effective Date, provided this Plan is approved by the holders of a majority of the Company's shares of Common Stock at the 2002 annual meeting of the Company's stockholders, in accordance with the provisions of Code Section 422. The approval by the stockholders must relate to:

             (i) The class of Employees who are eligible to receive Incentive
                 Stock Options; and

            (ii) The maximum number of shares of Common Stock that may be issued under the Plan, except as adjusted pursuant to Section 12 of this Plan.

             If either of those items is changed, the approval of the stockholders must again be obtained within twelve (12) months after the adoption of the amendment by the Board of Directors.

       (b)In the event that this Plan is not so approved at the 2002 stockholders' meeting, this Plan shall terminate and any Options previously awarded under this Plan shall be void.

       (c)The ability to grant Incentive Stock Options shall terminate on February 8, 2012, which is the tenth anniversary of the date on which the Board of Directors adopted the Plan. The preceding sentence shall not apply if there is stockholder approval of an amendment to the Plan prior to such date. The effect of obtaining stockholder approval shall be to extend the term of the Incentive Stock Option feature of the Plan for another ten (10) years from the date on which the Board of Directors approved the amendment.

   5. Number of Shares.

       (a)The following rules shall govern the size of grants under this Plan.

             (i) The maximum number of shares of Common Stock which may be issued pursuant to this Plan shall be eight million, five hundred thousand (8,500,000) shares. This amount shall be increased by the residual shares remaining in the Predecessor Plans, regardless of whether those shares (A) were available for transfer to this Plan upon the Effective Date or (B) subsequently become available (e.g., by reason of forfeiture of a grant).

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            (ii) The maximum number of shares that may be issued to a single
                 Participant in any consecutive twenty-four (24) month period is one million five hundred thousand (1,500,000). For purposes of determining the maximum number of shares that may be issued to a single Participant, (A) shares subject to a terminated Option shall be considered to remain outstanding and (B) the repricing of an Option shall be treated as the issuance of a new Option.

           (iii) The maximum number of shares that may be issued pursuant to Incentive Stock Options is five million (5,000,000) shares.

            The preceding numbers may be adjusted as set forth in Section 12 of this Plan.

       (b)Upon the expiration or termination of an Option (for any reason) which shall not have been exercised in full, the shares of Common Stock remaining unissued under the Option shall again become available for use under the Plan.

       (c)In the event a Participant pays part or all of the exercise price of an Option by surrendering shares of Common Stock that the Participant had previously acquired, only the number of shares issuable to the Participant in excess of the number that was surrendered shall be taken into account for purposes of determining the maximum number of shares that may be issued under the Plan, both as to that Participant and in the aggregate (to all Participants). Similarly, shares that are not issued to a Participant, but rather, are used to satisfy the income tax withholding obligations upon the exercise of an Option are not taken into account for purposes of determining the maximum number of shares that may be issued under the Plan.

       (d)To the extent permitted by applicable law and the rules of any stock exchange or quotation system on which the Company's stock is traded or listed, the Corporation can replenish the number of shares available under the Plan through repurchases of its existing shares, provided that the purchases are effected solely by the use of:

             (i) The cash proceeds received by the Company upon the exercise of
                 Options issued under the Plan or a Predecessor Plan; and

            (ii) The actual tax savings achieved by the Company relating to the exercise of Options under the Plan and the Predecessor Plans; provided that those exercises occur after the Effective Date.

   6. Eligibility.

       (a)Persons eligible to receive grants under this Plan shall consist of
          (i) Employees, (ii) members of the Board of Directors, and (iii) other persons providing services to the Company (i.e., independent contractors), other than persons only providing services in connection with a capital raising transaction. However, Incentive Stock Options may only be awarded to Employees.

       (b)In the event that the Company acquires another entity, the Committee may authorize the issuance of Substitute Options upon such terms and conditions as the Committee shall determine, which may be different from the terms contained in this Plan, taking into account the limitations of Code Section 424(a) in the case of a Substitute Option that is intended to be an Incentive Stock Option.

       (c)In the event that the Committee grants an Option to a person who is not currently an Employee of or an independent contractor to the Company, such Option shall not become effective until such individual commences performing services to the Company and it must satisfy the pricing limitations (set forth in Section 7 of this Plan) at that time.

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        (d)After taking into consideration the tax, securities, and accounting consequences of doing so, the Committee may grant Non-Qualified Stock Options to individuals who are performing services (whether as employees or as independent contractors) to entities that are related to or affiliated with the Company but that do not qualify as Parents or Subsidiaries.

   7. Form of Options. Options shall be awarded under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from grant to grant.

       (a)The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option, and shall not be less than the Fair Market Value of the Common Stock on the date of grant. However, the exercise price of an Incentive Stock Option issued to a Ten Percent Stockholder shall be no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the grant. However, the preceding two sentences shall not apply in the case of Substitute Options issued under this Plan.

       (b)An Option shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in its provisions. However, no Option shall be exercisable prior to the Effective Date.

       (c)Except in the case of Substitute Options, the aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that a Participant's Options exceed that limit, they will be treated as Non-Qualified Stock Options, with the first Options that were awarded to the Participant to be treated as Incentive Stock Options.

       (d)Except as provided in Section 10 or in the case of Substitute Options, the term of an Option shall not exceed five (5) years from the date of grant.

   8. Exercise of Options.

       (a)Options shall only be exercisable for whole numbers of shares.

       (b)Options are exercised by payment of the full amount of the purchase price to the Company as follows:

             (i) The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender (either actually or constructively by means of attestation) of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

            (ii) After giving due consideration to the consequences under Rule
                 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company (or its designated agent) of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any tax withholding obligations.

             For purposes of determining the amount of income that is recognized by a Participant pursuant to a "same-day sale" transaction described in Subparagraph (ii) above, the Fair Market Value of the Common Stock shall be the price at which the Common Stock was sold.

       (c)Except as otherwise provided in the terms of the Option, the Participant may exercise the Option following his or her Severance only to the extent that the Option could have been

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             exercised on the date of the Severance, so that no events that occur following Severance will increase the vested portion of the Option.

       (d)The Committee may provide for the acceleration of the vesting of Options upon a change of control or similar circumstances, under such conditions as may be set forth in the Options.

   9. Modification of Grants.

       (a)After due consideration to the possible tax, securities, and accounting consequences, the Committee may modify an existing Option, including by:

             (i) Accelerating the right to exercise it; or

            (ii) Extending or renewing it.

       (b)No modification may be made to an Option that would impair the rights of the Participant holding the Option without the Participant's consent. Furthermore, in no event will the exercise price of any outstanding Option be reduced or repriced, including any repricing effected by issuing replacement stock options for outstanding stock options that have an exercise price greater than the Fair Market Value of the Common Stock, without first obtaining stockholder approval.

       (c)In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

       (d)Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

       (e)Whether a modification of an existing Option previously awarded to an Insider will be treated as a new Option for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

   10. Termination of Options.

       (a)Except to the extent provided otherwise in the terms of the Option, each Option shall terminate on the earliest of the following dates:

             (i) The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant's Disability.

            (ii) The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant's death.

           (iii) In the case of any Severance other than one described in Subparagraphs (i) or (ii) above, the date that is three (3) months from the date of the Participant's Severance.

       (b)Except in the case of a Severance caused by death or Disability, in no event shall an Option be exercisable more than five (5) years after the date on which it was granted.

       (c)The nonvested portion of the Option shall terminate immediately upon Severance, and the vested portion at the time the balance of the Option terminates, as determined pursuant to the above rules.

   11. Non-Transferability of Grants. During the lifetime of the Participant, Options are exercisable only by the Participant. Options are not assignable or transferable except by will or the laws of descent and distribution.

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   12. Adjustments.

       (a)In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar transaction), the Committee shall make such adjustments as it may deem appropriate with respect to:

             (i) The number, kind, and exercise price of shares covered by each outstanding Option; and

            (ii) The maximum number and/or kind of shares that may be awarded under this Plan, including the limitations contained in
                 Section 5(a) of this Plan.

       (b)The Committee may also make such adjustments in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

   13. Notice of Disqualifying Disposition. A Participant must notify the Company within fifteen (15) days if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan or a Predecessor Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the disposition.

   14. Amendments and Termination. Subject to the limitations of Section 4 of this Plan, the Board may at any time amend or terminate this Plan. However, no such amendment may adversely affect the rights of any Participant with respect to any outstanding Option without the Participant's consent. The Plan may not be amended other than by a written document executed by the Company. Furthermore, no Participant may rely upon any statement (oral or written) that is inconsistent with the terms of the Plan.

   15. Tax Withholding.

       (a)The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

       (b)To the extent authorized by the Committee, Participants may (i) surrender previously acquired shares of Common Stock or (ii) have shares withheld in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules. Similarly, the shares surrendered must have been owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

       (c)If Common Stock is used to satisfy the Company's tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

   16. No Additional Rights.

       (a)Neither the adoption of this Plan nor the awarding of any Option shall:

             (i) Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

            (ii) Confer upon any Participant the right to continue performing services for the Company (whether as an Employee or as an independent contractor), nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, subject to the terms of any applicable employment or consulting agreement between the Participant and the Company.

       (b)No Participant shall have any rights as a stockholder with respect to any shares awarded to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

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   17. Securities Law Restrictions.

       (a)No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or other securities market on which the Company's securities may then be traded. Similarly, a Participant will not be permitted to exercise an Option if such exercise would violate the Company's internal policies.

       (b)The Committee may require certain investment (or other) representations and undertakings by the person exercising an Option if necessary to comply with applicable law.

       (c)Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

       (d)The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall:

             (i) Suspend the Company's obligation to permit the exercise of any
                 Option or to issue any shares under this Plan; and

            (ii) Relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

   18. Indemnification.

       (a)To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other Employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual's duties under this Plan, unless the losses are due to the individual's gross negligence or lack of good faith.

       (b)The Company will have the right to select counsel and to control the prosecution or defense of the suit.

       (c)In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under the applicable rules of professional responsibility.

       (d)The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

   19. Governing Law. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

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